EXHIBIT 99.1

Teva Reports Ninth Consecutive Quarter of Growth in Q1 2025 With Key Innovative Medicines Growing ~40%; 2025 Profit Outlook Improved

For an accessible version of this Press Release, please visit www.tevapharm.com

  On track for 30% operating profit margin by 2027 in line with our Pivot to Growth Strategy; Q1 2025 shows ninth consecutive quarter of revenue growth, excluding revenues recorded for Sanofi collaboration.
  Q1 2025 revenues of $3.9 billion, an increase of 5%; net of $100 million foreign exchange impact, reported revenues growth of 2%.
  AUSTEDO® – shows continued strong growth, with worldwide revenues of $411 million in Q1 2025, an increase of 39% in local currency terms compared to Q1 2024; increasing 2025 full-year revenue outlook from ~$1.9-2.05 billion to $1.95-2.05 billion.
  AJOVY® – global revenues of $139 million in Q1 2025, an increase of 26% in local currency terms compared to Q1 2024. Reaffirming $600M 2025 revenue outlook.
  UZEDY® continues strong momentum – global revenues of $39 million in Q1 2025.
  The generics business grew across all regions – increased by 5% in the U.S., 1% in Europe and 2% in International Markets, all in local currency terms, as compared to Q1 2024.
  Duvakitug (Anti-TL1A) Phase 3 ready; program initiation expected in H2 2025; preparing for olanzapine LAI FDA NDA submission in H2 2025.
  Transforming Teva: Targeted programs to deliver~$700 million of net savings, after incremental reinvestment behind growth, to transform Teva into a modern biopharmaceutical company and achieving 30% operating margin target in 2027.
  Current, confirmed U.S. tariffs expected to have immaterial impact; absorbed in updated 2025 non-GAAP outlook.
  Teva to host Innovation & Strategy Day on Thursday, May 29 in New York, NY.

Q1 2025 Highlights:

  Revenues of $3.9 billion
  GAAP diluted EPSof $0.18
  Non-GAAP diluted EPS of $0.52, an increase of $0.04 or 8% year-over-year
  Cash flow used in operating activities of $105 million
  Free cash flow of $107 million
  Underlying full-year outlook increased, excluding the impact of the Japan BV divestiture which closed on March 31, 2025 full year 2025 business outlook(1)(2)revised:
    Revenues of $16.8 ‐ $17.2 billion (-$200 million impact from at the high-end)
    Non‐GAAP operating income of $4.3‐$4.6 billion (+$200 million at the low-end; mid-point increased by $100 million)
    Adjusted EBITDA of $4.7 ‐ $5.0 billion(+$200 million at the low-end; same as above)
    Non‐GAAP diluted EPS of $2.45 ‐ $2.65 (+$0.10 at the low-end, mid-point increased by $0.10)
    Free cash flow of $1.6 ‐ $1.9 billion (unchanged)

(1) Revised 2025 outlook now includes no contribution from the Japan BV after Q1 and continues to include a full year contribution from Teva API, as well as exclude the expected income from development milestone payments from Sanofi in connection with the Phase 3 ulcerative colitis and Crohn’s Disease initiations for duvakitug.

(2) This outlook is based on the existing tariff and trade environment as of May 7, 2025, and does not reflect any policy shifts, including pharmaceutical sector tariffs, that could impact business.

TEL AVIV, May 07, 2025 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended March 31, 2025.

Mr. Richard Francis, Teva's President and CEO, said, “Teva had a solid start to the year, with its ninth consecutive quarter of revenue growth, delivering global revenues of $3.9 billion, an increase of 5% in local currency terms compared to the first quarter of 2024. Our key innovative growth drivers continue to show strong momentum, collectively generating revenues of $589 million while each growing more than 25% year over year. We also achieved solid generics performance across all regions with biosimilars rounding out the portfolio.”

Mr. Francis continued, “Now entering the Acceleration Phase of our Pivot to Growth Strategy, we have a clear roadmap to continue Teva's transformation into a leading biopharmaceutical company with an expected 30% operating margin and today have announced ~$700 million net savings by 2027. We’re accelerating innovative growth and strengthening our generics business, while streamlining our operations, sharpening our business and optimizing processes. With these results, we are revising our 2025 outlook and reaffirming our 2027 targets.”

Pivot to Growth Strategy

In Q1 2025, we continued to execute on the four key pillars of our Pivot to Growth strategy, which we announced in May 2023.

  Delivering on our Growth Engines - on the first pillar, we continued to demonstrate strong performance of our key innovative products – AUSTEDO, AJOVY, and UZEDY. Collectively, these products grew ~39% year-over-year in the first quarter. This growth is driven by the strength of their product profiles, continued investments to promote awareness and access, and focused execution by our sales and marketing teams globally.
  Stepping Up Innovation - on the second pillar, we accelerated the development of certain key pipeline assets, including the recent positive Phase 2b results for duvakitug (anti-TL1A) in Crohn’s Disease and ulcerative colitis. We anticipate upcoming milestones for olanzapine LAI (NDA filing in 2025) and for DARI (Dual-action Asthma Rescue Inhaler; Phase 3 full enrollment in 2025 and potential Phase 3 event-driven read-out in 2026), as well the announcement of the start of the Phase 3 IBD programs for duvakitug in H2 2025.
  Sustaining Our Generics Powerhouse - under the third pillar, we remained focused on strengthening our position as a global leader in generic medicines with a streamlined portfolio, robust pipeline, integrated manufacturing and global commercial footprint. In the past few quarters, we achieved several successful launches of biosimilars and other high-value complex generics including liraglutide, octreotide, SIMLANDI® (adalimumab-ryvk), SELARSDITM (ustekinumab-aekn) and Epysqli® (eculizumab-aagh).
  Focusing our Business - Lastly, on our fourth pillar, to accelerate our growth we are actively transforming our business through portfolio and global manufacturing footprint optimization. Our ongoing efforts to allocate capital appropriately include debt repayment of $1.4 billion at maturity, our recently completed divestment of our business venture in Japan, our intention to divest our API business through a sale, and ongoing programs to improve working capital efficiency.
  Teva is moving into the second phase of our Pivot to Growth strategy – Acceleration. We will focus on growing our innovative portfolio, modernizing and simplifying our organization and operations, reinforcing our commitment to patents, and aligning capital allocation to invest in the highest value activities.
  Teva continues in its effort to sell its active-pharmaceutical ingredient (API) business and is engaged with prospective purchasers. The timing and structure of the planned transaction are subject to ongoing consideration and the consummation of the sale remains contingent on reaching a definitive agreement, subject to approval by Teva's Board of Directors. On December 31, 2024, Teva classified its API business (including its R&D, manufacturing and commercial activities) as held for sale.

First Quarter 2025 Consolidated Results

Revenues in the first quarter of 2025 were $3,891 million, an increase of 2% in U.S. dollars or 5% in local currency terms, compared to the first quarter of 2024. This increase was mainly due to higher revenues from AUSTEDO in our United States segment, from generic products in all our segments, from AJOVY in all our segments, as well as from UZEDY in our U.S. segment, partially offset by lower revenues from the sale of mature innovative product rights in 2024. Exchange rate movements during the first quarter of 2025, including hedging effects, negatively impacted revenues by $101 million, compared to the first quarter of 2024.

Exchange rate movements during the first quarter of 2025, including hedging effects, negatively impacted our operating income by $50 million and non-GAAP operating income by $51 million compared to the first quarter of 2024.

Gross profit in the first quarter of 2025 was $1,877 million, an increase of 6% compared to $1,771 million in the first quarter of 2024. Gross profit margin was 48.2% in the first quarter of 2025, compared to 46.4% in the first quarter of 2024. Non-GAAP gross profit was $2,054 million in the first quarter of 2025, an increase of 5% compared to $1,963 million in the first quarter of 2024. Non-GAAP gross profit margin was 52.8% in the first quarter of 2025, compared to 51.4% in the first quarter of 2024. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products, primarily driven by higher revenues from AUSTEDO, partially offset by a negative impact from foreign exchange rate movements including hedging effects.

Research and Development (R&D) expenses, net in the first quarter of 2025 were $247 million, an increase of 2% compared to $242 million in the first quarter of 2024. Our higher R&D expenses, net in the first quarter of 2025 compared to the first quarter of 2024, were mainly due to an increase in immunology and in immuno-oncology projects, as well as in our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), partially offset by the non-recurrence of milestone payments related to certain biosimilar projects in the first quarter of 2025.

Selling and Marketing (S&M) expenses in the first quarter of 2025 were $622 million, an increase of 2% compared to the first quarter of 2024. This increase was mainly to support revenue growth.

General and Administrative (G&A) expenses in the first quarter of 2025 were $297 million, an increase of 7% compared to the first quarter of 2024.

Other loss in the first quarter of 2025 was $5 million, compared to $1 million in the first quarter of 2024.

Operating Income in the first quarter of 2025 was $519 million, compared to an operating loss of $218 million in the first quarter of 2024. Operating income as a percentage of revenues was 13.3% in the first quarter of 2025, compared to an operating loss as a percentage of revenues of 5.7% in the first quarter of 2024. This increase was mainly due to other asset impairments, restructuring and other items in the first quarter of 2024 as well as higher gross profit in the first quarter of 2025. Non-GAAP operating income in the first quarter of 2025 was $946 million representing a non-GAAP operating margin of 24.3% compared to non-GAAP operating income of $892 million representing a non-GAAP operating margin of 23.4% in the first quarter of 2024. The increase in non-GAAP operating margin in the first quarter of 2025 was due to higher gross profit margin, partially offset by an increase of operating expenses as a percentage of revenues.

Financial expenses, net in the first quarter of 2025, were $225 million, mainly comprised of net-interest expenses of $212 million. In the first quarter of 2024, financial expenses, net were $250 million, mainly comprised of net-interest expenses of $233 million.

In the first quarter of 2025, we recognized a tax expense of $74 million, on a pre-tax income of $294 million. In the first quarter of 2024, we recognized a tax benefit of $52 million, on a pre-tax loss of $467 million.

Non-GAAP tax rate in the first quarter of 2025 was 17.5%, compared to 15.0% in the first quarter of 2024. Our non-GAAP tax rate in the first quarter of 2025 was mainly affected by the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate as well as infrequent or non-recurring items. Our non-GAAP tax rate in the first quarter of 2024 was mainly affected by deferred tax benefits resulting from IP-related integration plans, the generation of profits in various jurisdictions with different tax rates, tax benefits in Israel and other countries, as well as infrequent or non-recurring items.

We expect our annual non-GAAP tax rate for 2025 to be between 15%-18%, slightly higher than our non-GAAP tax rate for 2024, which was 15.3%, mainly due to net tax benefit related to deferred tax assets resulting from intellectual property-related integration plans in 2024.

Net income attributable to Teva and diluted earnings per share in the first quarter of 2025 were $214 million and $0.18, respectively, compared to net loss attributable to Teva and loss per share of $139 million and $0.12, respectively, in the first quarter of 2024. This change was mainly due to higher operating income in the first quarter of 2025, partially offset by higher net loss attributable to redeemable and non-redeemable non-controlling interests in the first quarter of 2024 as well as higher income taxes in the first quarter of 2025, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the first quarter of 2025 were $602 million and $0.52, respectively, compared to $548 million and $0.48, respectively, in the first quarter of 2024.

Adjusted EBITDA was $1,041 million in the first quarter of 2025, an increase of 4%, compared to $1,005 million in the first quarter of 2024.

As of March 31, 2025 and 2024, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,178 million shares and 1,167 million shares, respectively.

Non-GAAP information: net non-GAAP adjustments in the first quarter of 2025 were $388 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the first quarter of 2025 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $145 million, of which $135 million is included in cost of sales and the remaining $10 million in S&M expenses;
  Impairment of long-lived assets in the amount of $77 million;
  Legal settlements and loss contingencies of $83 million;
  Contingent consideration expenses of $11 million;
  Equity compensation expenses of $34 million;
  Restructuring expenses of $14 million;
  Financial expenses of $14 million;
  Other non-GAAP items of $63 million;
  Items attributable to redeemable non-controlling interests of $2 million; and
  Corresponding tax effects and unusual tax items of $55 million;

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow used in operating activities during the first quarter of 2025 was $105 million, compared to $124 million of cash flow used in operating activities in the first quarter of 2024. The lower cash flow used in operating activities in the first quarter of 2025 resulted mainly from higher profit in our U.S. segment, partially offset by higher tax payments. Net changes in working capital items were neutral.

During the first quarter of 2025, we generated free cash flow of $107 million, which we define as comprising $105 million in cash flow used in operating activities, $322 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $17 million proceeds from divestitures of businesses and other assets, partially offset by $127 million in cash used for capital investment. During the first quarter of 2024, we generated free cash flow of $32 million, which we define as comprising $124 million in cash flow used in operating activities, $295 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), partially offset by $124 million in cash used for capital investment and $15 million in cash used for acquisition of businesses, net of cash acquired. The increase in 2025 resulted mainly from higher proceeds from divestitures of businesses and other assets and lower cash used for acquisition of businesses, net of cash acquired, as well as from lower cash flow used in operating activities.

As of March 31, 2025, our debt was $16,651 million, compared to $17,783 million as of December 31, 2024. This decrease was mainly due to repayment at maturity of $1,368 million of our senior notes, partially offset by $233 million of exchange rate fluctuations. The portion of total debt classified as short-term as of March 31, 2025 was 3% compared to 10% as of December 31, 2024.

Our average debt maturity was approximately 5.7 years as of March 31, 2025, compared to 5.5 years as of December 31, 2024.

Segment Results for the First Quarter of 2025

United States Segment

The following table presents revenues, expenses and profit for our United States segment for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,910	100%	$1,725	100%
Cost of sales	851	44.6%	867	50.2%
Gross profit	1,058	55.4%	858	49.8%
R&D expenses	154	8.1%	154	8.9%
S&M expenses	273	14.3%	261	15.1%
G&A expenses	96	5.0%	93	5.4%
Other	3	§	1	§
Segment profit*	$532	27.9%	$350	20.3%
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our United States segment in the first quarter of 2025 were $1,910 million, an increase of $184 million, or 11%, compared to the first quarter of 2024. This increase was mainly due to higher revenues from our innovative products, mainly AUSTEDO and UZEDY, as well as higher revenues from generic products.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)

Generic products (including biosimilars)	$849	$808	5%
AJOVY	53	45	18%
AUSTEDO	396	282	40%
BENDEKA and TREANDA	36	46	(20%)
COPAXONE	54	30	79%
UZEDY	39	15	156%
Anda	373	381	(2%)
Other	109	117	(7%)
Total	$1,910	$1,725	11%

Generic products (including biosimilars) revenues in our United States segment in the first quarter of 2025 were $849 million, an increase of 5% compared to the first quarter of 2024. This increase was mainly driven by higher revenues from lenalidomide capsules (the generic version of Revlimid®) and the launch of SIMLANDI (adalimumab-ryvk) injection (the biosimilar to Humira®).

Among the most significant generic products we sold in the United States in the first quarter of 2025 were lenalidomide capsules (the generic version of Revlimid®), Truxima® (the biosimilar to Rituxan®) and epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®). In the first quarter of 2025, our total prescriptions were approximately 273 million (based on trailing twelve months), representing 7.1% of total U.S. generic prescriptions, compared to approximately 314 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions in the first quarter of 2024, all according to IQVIA data.

On February 21, 2025, Teva launched SELARSDI (ustekinumab-aekn) injection for subcutaneous use, as a biosimilar to Stelara®, for the treatment of moderate to severe plaque psoriasis and for active psoriatic arthritis in adults and pediatric patients six years and older. On May 5, 2025, Teva and Alvotech announced that the FDA has approved SELARSDI (ustekinumab-aekn) injection as interchangeable with the reference biologic Stelara® (ustekinumab) in all presentations matching the reference product, effective as of April 30, 2025.

AJOVY revenues in our United States segment in the first quarter of 2025 were $53 million, an increase of 18% compared to the first quarter of 2024, mainly due to growth in volume. In the first quarter of 2025, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 30.2% compared to 27.4% in the first quarter of 2024.

AUSTEDO revenues in our United States segment in the first quarter of 2025 increased by 40%, to $396 million, compared to $282 million in the first quarter of 2024. This increase was mainly due to growth in volume, including the approval of AUSTEDO XR one pill, once-daily treatment in May 2024.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in 18 mg in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

On January 17, 2025, the Centers for Medicare and Medicaid Services (“CMS”) released a list of prescription medicines selected for price-setting discussions, which included AUSTEDO and AUSTEDO XR. The price-setting process has commenced, and the revised prices set by the government, which will apply to eligible Medicare patients, are expected to become effective on January 1, 2027. As the price-setting process is still in its early stages, the extent to which prices for AUSTEDO and AUSTEDO XR will change as a result of such discussions remains uncertain.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the first quarter of 2025 were $39 million, an increase of 156% compared to the first quarter of 2024, mainly due to growth in volume. UZEDY (risperidone) extended-release injectable suspension was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is a subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by four Orange Book patents expiring between 2027 and 2040. UZEDY is protected by regulatory exclusivity until April 28, 2026. We are moving forward with plans to launch UZEDY in other countries around the world. UZEDY faces competition from multiple other products.

BENDEKA and TREANDA combined revenues in our United States segment in the first quarter of 2025 were $36 million, a decrease of 20% compared to the first quarter of 2024, mainly due to competition from alternative therapies, as well as the entry of generic bendamustine products into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our United States segment in the first quarter of 2025 were $54 million, an increase of 79% compared to the first quarter of 2024, mainly due to reduction in sales allowance, partially offset by market share erosion and competition.

Anda revenues from third-party products in our United States segment in the first quarter of 2025 were $373 million, a decrease of 2%, compared to $381 million in the first quarter of 2024. This decrease was mainly due to lower volumes. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda is able to compete in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

United States Gross Profit

Gross profit from our United States segment in the first quarter of 2025 was $1,058 million, an increase of 23%, compared to $858 million in the first quarter of 2024.

Gross profit margin for our United States segment in the first quarter of 2025 increased to 55.4%, compared to 49.8% in the first quarter of 2024. This increase was mainly due to a favorable mix of products primarily driven by higher revenues from AUSTEDO.

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items. Profit from our United States segment in the first quarter of 2025 was $532 million, an increase of 52% compared to $350 million in the first quarter of 2024. This increase was mainly due to higher gross profit, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,194	100%	$1,272	100%
Cost of sales	536	44.9%	534	42.0%
Gross profit	658	55.1%	738	58.0%
R&D expenses	60	5.1%	56	4.4%
S&M expenses	199	16.7%	194	15.2%
G&A expenses	69	5.8%	65	5.1%
Other	§	§	1	§
Segment profit*	$329	27.6%	$423	33.2%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the first quarter of 2025 were $1,194 million, a decrease of 6%, or $78 million, compared to the first quarter of 2024. In local currency terms, revenues decreased by 2% compared to the first quarter of 2024, mainly due to lower revenues from COPAXONE and from the sale of mature innovative product rights in 2024, partially offset by higher revenues from AJOVY.

In the first quarter of 2025, revenues were negatively impacted by exchange rate fluctuations of $55 million, including hedging effects, compared to the first quarter of 2024. Revenues in the first quarter of 2025, included $12 million from a negative hedging impact, which is included in “Other” in the table below. Revenues in the first quarter of 2024 included $8 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$989	$1,004	(1%)
AJOVY	58	51	14%
COPAXONE	42	57	(27%)
Respiratory products	55	66	(18%)
Other	50	94	(46%)
Total	$1,194	$1,272	(6%)

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the first quarter of 2025, were $989 million, a decrease of 1% compared to the first quarter of 2024. In local currency terms, revenues increased by 1%, mainly due to higher volumes and price increases as a result of market conditions such as inflationary pressures in certain markets, as well as revenues from recently launched products.

AJOVY revenues in our Europe segment in the first quarter of 2025 increased by 14% to $58 million, compared to $51 million in the first quarter of 2024. In local currency terms revenues increased by 18% due to growth in volume.

COPAXONE revenues in our Europe segment in the first quarter of 2025 were $42 million, a decrease of 27% compared to the first quarter of 2024. In local currency terms revenues decreased by 24%, due to price reductions and a decline in volume resulting from the availability of alternative therapies and competing glatiramer acetate products.

In certain countries, Teva remains in litigation against generic companies regarding COPAXONE.

Respiratory products revenues in our Europe segment in the first quarter of 2025 were $55 million, a decrease of 18% compared to the first quarter of 2024. In local currency terms, revenues decreased by 16%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2025 was $658 million, a decrease of 11% compared to $738 million in the first quarter of 2024.

Gross profit margin for our Europe segment in the first quarter of 2025 decreased to 55.1%, compared to 58.0% in the first quarter of 2024. This decrease was mainly due to a negative impact from hedging activities and unfavorable mix of products.

Europe Profit

Profit of our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2025 was $329 million, a decrease of 22%, compared to $423 million in the first quarter of 2024. This decrease was mainly due to lower gross profit, as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries.

The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, branded generics-oriented markets, such as Russia and certain Latin America markets and hybrid markets, such as Japan.

On March 31, 2025, we closed the sale of our Teva-Takeda business venture in Japan. The business venture included generic products and legacy products.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$582	100%	$597	100%
Cost of sales	304	52.3%	300	50.3%
Gross profit	278	47.7%	297	49.7%
R&D expenses	25	4.3%	28	4.6%
S&M expenses	118	20.2%	118	19.8%
G&A expenses	39	6.7%	35	5.8%
Other	(1)	§	§	§
Segment profit*	$97	16.7%	$117	19.6%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the first quarter of 2025 were $582 million, a decrease of 2% compared to the first quarter of 2024. In local currency terms, revenues increased by 5% compared to the first quarter of 2024. This decrease was mainly due to higher revenues from AJOVY as well as generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

In the first quarter of 2025, revenues were negatively impacted by exchange rate fluctuations of $44 million, including hedging effects, compared to the first quarter of 2024. Revenues in the first quarter of 2025 included $15 million from a negative hedging impact, compared to a positive hedging impact of $4 million in the first quarter of 2024, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$468	$477	(2%)
AJOVY	28	17	65%
AUSTEDO	15	14	4%
COPAXONE	10	12	(11%)
Other*	61	77	(21%)
Total	$582	$597	(2%)
* Other revenues in the first quarter of 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $468 million in the first quarter of 2025, a decrease of 2% compared to the first quarter of 2024. In local currency terms, revenues increased by 2% compared to the first quarter of 2024, mainly due to higher revenues in most markets, largely driven by price increases as a result of higher costs due to inflationary pressure in certain markets and higher volumes, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. AJOVY revenues in our International Markets segment in the first quarter of 2025 were $28 million, compared to $17 million in the first quarter of 2024, due to growth in existing markets in which AJOVY was launched.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. We continue to pursue additional submissions in various other markets.

AUSTEDO revenues in our International Markets segment in the first quarter of 2025 were $15 million compared to $14 million in the first quarter of 2024. In local currency terms, revenues increased by 6%, substantially due to the launch of a strategic partnership in China.

COPAXONE revenues in our International Markets segment in the first quarter of 2025 were $10 million compared to $12 million in the first quarter of 2024.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2025 was $278 million, a decrease of 6% compared to $297 million in the first quarter of 2024.

Gross profit margin for our International Markets segment in the first quarter of 2025 decreased to 47.7%, compared to 49.7% in the first quarter of 2024. This decrease was mainly due to a negative hedging impact, as well as regulatory price reductions and generic competition to off-patented products in Japan.

International Markets Profit

Profit of our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items. Profit from our International Markets segment in the first quarter of 2025 was $97 million, a decrease of 17%, compared to $117 million in the first quarter of 2024. This decrease was mainly due to lower gross profit, as discussed above.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the first quarter of 2025 were $206 million, a decrease of 9% in U.S. dollars or 8% in local currency terms, compared to the first quarter of 2024, mainly due to a decrease in revenues from contract manufacturing services in the first quarter of 2025.

API sales to third parties in the first quarter of 2025 were $130 million, reflecting an increase of 2% in both U.S. dollars and local currency terms, compared to the first quarter of 2024.

Outlook for 2025 Non-GAAP Results

$ billions, except EPS or as noted	January 2025 Outlook	May 2025 Outlook
Revenues*	$16.8 - $17.4	$16.8 - $17.2
AUSTEDO ($m)*	1,900-2,050	1,950-2,050
AJOVY ($m)*	~600	~600
UZEDY ($m)*	~160	~160
COPAXONE ($m)*	~370	~370
Operating Income	4.1 - 4.6	4.3 - 4.6
Adjusted EBITDA	4.5 - 5.0	4.7 - 5.0
Tax Rate	15%-18%	15%-18%
Finance Expenses	~0.9	~0.9
Diluted EPS ($)	2.35 - 2.65	2.45 - 2.65
Free Cash Flow**	1.6 – 1.9	1.6 – 1.9
CAPEX*	~0.5	~0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

* Revenues and CAPEX presented on a GAAP basis.
** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, May 7, 2025 at 8:00 a.m. ET to discuss its first quarter 2025 financial results and overall business environment.

A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll‐free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: www.tevapharm.com

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a different kind of global biopharmaceutical leader, one that operates across the full spectrum of innovation to reliably deliver medicines to patients worldwide. For over 120 years, Teva’s commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its 37,000 employees across 57 markets to advance health by developing medicines for the future while championing the production of generics and biologics. We are dedicated to addressing patients’ needs, now and in the future. Moving forward together with science that treats, inspired by the people we serve. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. These forward-looking statements include statements concerning our plans, strategies, objectives, future performance and financial and operating targets, and any other information that is not historical information. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in additional costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, to sustain and focus our portfolio of generic medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate, and the effects of such developments on sales of our products and the pricing and availability of our raw materials; and the impact of any future failure to establish and maintain effective internal control over our financial reporting;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2025 and in our Annual Report on Form 10-K for the year ended December 31, 2024, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended
		March 31,
		2025	2024
Net revenues		$3,891	$3,819
Cost of sales		2,014	2,048
Gross profit		1,877	1,771
Research and development expenses		247	242
Selling and marketing expenses		622	608
General and administrative expenses		297	278
Intangible assets impairments		121	80
Other asset impairments, restructuring and other items		(22)	673
Legal settlements and loss contingencies		86	106
Other loss (income)		5	1
Operating income (loss)		519	(218)
Financial expenses, net		225	250
Income (loss) before income taxes		294	(467)
Income taxes (benefit)		74	(52)
Share in (profits) losses of associated companies, net		*	4
Net income (loss)		220	(419)
Net income (loss) attributable to redeemable and non-redeemable non-controlling interests		6	(280)
Net income (loss) attributable to Teva		214	(139)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.19	(0.12)
	Diluted ($)	0.18	(0.12)
Weighted average number of shares (in millions):	Basic	1,138	1,123
	Diluted	1,159	1,123

Non-GAAP net income attributable to Teva for diluted earnings per share:*		602	548

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.52	0.48

Non-GAAP average number of shares (in millions):	Diluted	1,159	1,143

Amounts may not add up due to rounding

* Represents an amount less than $0.5 million.
** See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,697	$3,300
Accounts receivables, net of allowance for credit losses of $80 million and $78 million as of March 31, 2025 and December 31, 2024, respectively	3,384	3,059
Inventories	3,247	3,007
Prepaid expenses	1,018	1,006
Other current assets	368	409
Assets held for sale	1,814	1,771
Total current assets	11,528	12,552
Deferred income taxes	1,762	1,799
Other non-current assets	464	462
Property, plant and equipment, net	4,631	4,581
Operating lease right-of-use assets, net	363	367
Identifiable intangible assets, net	4,189	4,418
Goodwill	15,477	15,147
Total assets	$38,415	$39,326

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$421	$1,781
Sales reserves and allowances	3,696	3,678
Accounts payables	2,290	2,203
Employee-related obligations	474	624
Accrued expenses	2,952	2,792
Other current liabilities	964	1,020
Liabilities held for sale	358	698
Total current liabilities	11,157	12,796

Long-term liabilities:
Deferred income taxes	461	483
Other taxes and long-term liabilities	4,011	4,028
Senior notes and loans	16,230	16,002
Operating lease liabilities	288	296
Total long-term liabilities	20,990	20,809
Redeemable non-controlling interests	-	340

Equity:
Teva shareholders’ equity:	6,262	5,373
Non-controlling interests	7	7
Total equity	6,269	5,380
Total liabilities and equity	$38,415	$39,326

Amounts may not add up due to rounding

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended
	March 31,
	2025	2024
Operating activities:
Net income (loss)	$220	$(419)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	244	272
Impairment of long-lived assets and assets held for sale	77	679
Net change in operating assets and liabilities	(700)	(497)
Deferred income taxes – net and uncertain tax positions	28	(189)
Stock-based compensation	34	28
Other items	(8)	2
Net cash provided by (used in) operating activities	(105)	(124)

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	322	295
Purchases of property, plant and equipment and intangible assets	(127)	(124)
Proceeds from sale of business and long-lived assets, net	17	-
Acquisition of businesses, net of cash acquired	-	(15)
Purchases of investments and other assets .	(11)	(12)
Net cash provided by (used in) investing activities	201	144

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(1,368)	-
Purchase of shares from redeemable and non-redeemable non-controlling interests	(38)	(64)
Dividends paid to redeemable and non-redeemable non-controlling interests	(340)	(78)
Other financing activities	3	(9)
Net cash provided by (used in) financing activities	(1,744)	(151)

Translation adjustment on cash and cash equivalents	45	(104)

Net change in cash, cash equivalents and restricted cash	(1,603)	(236)
Balance of cash, cash equivalents at beginning of period	3,300	3,227

Balance of cash, cash equivalents at end of period	$1,697	$2,991

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$311	$312

Amounts may not add up due to rounding

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

	Three months ended
	March 31,
($ in millions except per share amounts)	2025	2024
Net income (Loss) attributable to Teva	$214	$(139)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	145	152
Legal settlements and loss contingencies(1)	83	106
Impairment of long-lived assets(2)	77	679
Restructuring costs	14	13
Equity compensation	34	28
Contingent consideration(3)	11	79
Financial expenses	14	12
Redeemable and non-redeemable non-controlling interests(4)	2	(284)
Other non-GAAP items(5)	63	53
Corresponding tax effects and unusual tax items(6)	(55)	(150)
Non-GAAP net income attributable to Teva	$602	$548
Non-GAAP tax rate(7)	17.5%	15.0%
GAAP diluted earnings (loss) per share attributable to Teva	$0.18	$(0.12)
EPS difference(8)	0.33	0.60
Non-GAAP diluted EPS attributable to Teva(8)	$0.52	$0.48
Non-GAAP average number of shares (in millions)(8)	1,159	1,143

(1)	For the three months ended March 31, 2025 and March 31, 2024, adjustments for legal settlements and loss contingencies primarily consisted of $50 million and $64 million, respectively, attributable to an update to the estimated settlement provision for the Company’s opioid litigation (mainly the effect of the passage of time on the net present value of the discounted payments).
(2)	For the three months ended March 31, 2025, adjustments for impairment of long-lived assets consist of (a) $121 million impairment of long-lived intangible assets mainly related to products in the U.S. and Europe, (b) a favorable adjustment of $46 million related to the classification of the API business (including its R&D, manufacturing and commercial activities) as held for sale. For the three months ended March 31, 2024, adjustments for impairment of long-lived assets primarily consisted of $577 million related to the classification of our business venture in Japan as held for sale.
(3)	For the three months ended March 31, 2024, adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (generic version of Revlimid®) of $64 million.
(4)	For the three months ended March 31, 2024, related to non-controlling interests portion of long-lived assets impairment of $577 million related to the classification of our business venture in Japan as held for sale.
(5)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, accelerated depreciation, certain inventory write-offs, material litigation fees and other unusual events.
(6)	For the three months ended March 31, 2025 and March 31, 2024, adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table.
(7)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(8)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended
	March 31,
($ in millions)	2025	2024
Gross profit	$1,877	1,771
Gross profit margin	48.2%	46.4%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	135	137
Equity compensation	6	5
Other non-GAAP items	37	50
Non-GAAP gross profit	$2,054	1,963
Non-GAAP gross profit margin (2)	52.8%	51.4%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)

	Three months ended
	March 31,
($ in millions)	2025	2024
Operating income (loss)	$519	(218)
Operating margin	13.3%	(5.7%)
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	145	152
Legal settlements and loss contingencies	83	106
Impairment of long-lived assets	77	679
Restructuring costs	14	13
Equity compensation	34	28
Contingent consideration	11	79
Other non-GAAP items	63	53
Non-GAAP operating income (loss)	$946	892
Non-GAAP operating margin(2)	$24.3%	23.4%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)
		Three months ended
		December 31,
($ in millions)		2025	2024
Net income (loss)		$220	(419)
Increase (decrease) for excluded items:(1)
	Financial expenses	225	250
	Income taxes	74	(52)
	Share in profits (losses) of associated companies –net	§	4
	Depreciation	99	119
	Amortization	145	152
EBITDA		$763	54
	Legal settlements and loss contingencies	83	106
	Impairment of long lived assets	77	679
	Restructuring costs	14	13
	Equity compensation	34	28
	Contingent consideration	11	79
	Other non-GAAP items	59	46
Adjusted EBITDA		$1,041	1,005

	(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
	§ Represents an amount of less than $0.5 million.

	Segment Information
	(Unaudited)

	United States				Europe				International Markets
	Three months ended March 31,				Three months ended March 31,				Three months ended March 31,
	2025		2024		2025		2024		2025		2024

	(U.S. $ in millions)				(U.S. $ in millions)				(U.S. $ in millions)

Revenues	$1,910		$1,725		$1,194		$1,272		$582		$597
Cost of sales	851		867		536		534		304		300
Gross profit	1,058	-	858	-	658	-	738	-	278	-	297
R&D expenses	154		154		60		56		25		28
S&M expenses	273		261		199		194		118		118
G&A expenses	96		93		69		65		39		35
Other	3		1		§		1		(1)		§
Segment profit	$532		$350		$329		$423		$97		$117

§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	March 31,
	2025	2024

	(U.S.$ in millions)

United States profit	$532	$350
Europe profit	329	423
International Markets profit	97	117
Total reportable segment profit	958	890
Profit (loss) of other activities	(13)	2
	946	892
Amounts not allocated to segments:
Amortization	145	152
Other asset impairments, restructuring and other items	(22)	673
Intangible asset impairments	121	80
Legal settlements and loss contingencies	83	106
Other unallocated amounts	99	99
Consolidated operating income (loss)	519	(218)
Financial expenses - net	225	250
Consolidated income (loss) before income taxes	$294	$(467)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	March 31,		Percentage Change
	2025	2024	2024-2025
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$849	$808	5%
AJOVY	53	45	18%
AUSTEDO	396	282	40%
BENDEKA and TREANDA	36	46	(20%)
COPAXONE	54	30	79%
UZEDY	39	15	156%
Anda	373	381	(2%)
Other	109	117	(7%)
Total	1,910	1,725	11%

	Three months ended
	March 31,		Percentage Change
	2025	2024	2024-2025
	(U.S.$ in millions)
Europe segment
Generic products (including OTC and biosimilars)	$989	$1,004	(1%)
AJOVY	58	51	14%
COPAXONE	42	57	(27%)
Respiratory products	55	66	(18%)
Other	50	94	(46%)
Total	1,194	1,272	(6%)

	Three months ended
	March 31,		Percentage Change
	2025	2024	2024-2025
	(U.S.$ in millions)
International Markets segment
Generic products (including OT and biosimilars)	$468	$477	(2%)
AJOVY	28	17	65%
AUSTEDO	15	14	4%
COPAXONE	10	12	(11%)
Other*	61	77	(21%)
Total	582	597	(2%)

* Other revenues in the first quarter of 2025 include the sale of certain product rights.

Free cash flow reconciliation
(Unaudited)

	Three months ended March 31,
	2025	2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	(105)	(124)
Beneficial interest collected in exchange for securitized accounts receivables	322	295
Capital investment	(127)	(124)
Acquisition of businesses, net of cash acquired	-	(15)
Proceeds from divestitures of businesses and other assets, net	17	-
Free cash flow	$107	$32

Teva Media Inquiries
TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquires
TevaIR@Tevapharm.com

A PDF accompanying this announcement is available at http://ml-eu.globenewswire.com/Resource/Download/d4898052-9a00-4a3e-a329-e519a3693b1e